United States
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  October 11, 2013

Communications Systems, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

001-31588	41-0957999
(Commission File Number)	(I.R.S. Employer Identification No.)

10900 Red Circle Drive Minnetonka, MN	55343
(Address Of Principal Executive Offices)	(Zip Code)

(952) 996-1674

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Offer Letter with Chief Financial Officer Edwin C. Freeman

On October 11, 2013, Communications Systems, Inc. (the “Company”) entered into an offer letter (“Offer Letter”) with Edwin C. Freeman who became the Company’s Vice President and Chief Financial Officer on September 3, 2013. Under the Offer Letter, Mr. Freeman will receive a salary of $200,000 a year. In addition, he is eligible to receive a $25,000 bonus payable as follows: (i) $12,500 to be paid 90 days after commencement of his employment, and (ii) $12,500 to be paid if mutually agreed 2013 short-term goals are achieved. Mr. Freeman will participate in the Company’s long-term incentive compensation plans for 2013-2015 and 2012-2014, with the opportunity to earn 5,379 shares of common stock in 2016 and 2,062 shares of common stock in 2015, in each case if the Company achieves “Target” under the two respective plans. Mr. Freeman also received stock options to purchase 5,607 shares vesting over a four-year period beginning March 15, 2014 and restricted stock units for 1,100 shares that vest on September 5, 2014 and are subject to an additional one-year limitation on resale.

Mr. Freeman also will have an opportunity to earn a bonus in 2014 and future years. His 2014 bonus opportunity would allow him to earn (i) up to 55% of his base compensation if all “Targets” are achieved by the Company, (ii) a long-term incentive compensation opportunity equal to 60% of his base compensation, (iii) stock options valued at 18% of his base compensation, and (iv) restricted stock units based at 42% of his base compensation. Mr. Freeman will also have a Company car available to him or in the event he chooses not to have a Company car, he will receive an annualized car allowance of $7,750. Mr. Freeman is also eligible to participate in the Company’s other employee benefit plans on the same basis as other employees. His employment is at will.

Item 9.01     Financial Statement and Exhibits.

Exhibit 10.1     Edwin C. Freeman Offer Letter dated October 11, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMUNICATIONS SYSTEMS, INC.

By:	/s/ Curtis A. Sampson
Chairman and Interim Chief Executive Officer

Date:  October 18, 2013